UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 30, 2011

ValueClick, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30135	77-0495335
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30699 Russell Ranch Road, Suite 250, Westlake Village, California		91362
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		818-575-4500
Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.
On August 31, 2011, ValueClick, Inc. (the "Company" or "ValueClick") completed its acquisition of Dotomi, Inc., a Delaware corporation (“Dotomi”) pursuant to the Agreement and Plan of Merger, dated as of August 1, 2011, by and among ValueClick, Dotomi, Dragon Subsidiary Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, Viper Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and the equityholder agent named therein (the “Merger Agreement”).

Under the terms of the Merger Agreement, ValueClick has acquired all outstanding equity interests in Dotomi for an aggregate purchase price of approximately $264 million, consisting of cash, net of cash acquired, of approximately $148 million, and approximately 7.6 million shares of ValueClick common stock (including approximately 0.5 million fully vested stock options assumed) with an aggregate value on August 31, 2011 of approximately $116 million. In addition, ValueClick will assume approximately 0.4 million unvested shares of restricted stock and 0.5 million unvested options to purchase shares of ValueClick common stock.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the acquisition of Dotomi, as described in Item 2.01 above and the related press release attached as Exhibit 99.1, ValueClick would issue approximately 7.6 million shares of ValueClick common stock to stockholders of Dotomi. ValueClick plans to issue such securities in reliance on the exemptions from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)
On July 28, 2011, the Board of Directors of the Company (the “Board”) nominated John Giuliani, chief executive officer of Dotomi, to the Board, which is now effective upon the closing of the merger. The Company assumed the compensation arrangement previously in place between Mr. Giuliani and Dotomi, which provides for an annual base salary of $400,000 and an annual target bonus of $400,000.
In connection with the acquisition, the Company assumed 105,117 vested stock options held by Mr. Giuliani with an average exercise price of $1.11. Mr. Giuliani received cash proceeds of approximately $5.6 million and 2,131,730 shares of ValueClick common stock, all of which are subject to a one year lock-up agreement, and 148,186 of which are subject to vesting in the twelve month period following the closing of the transaction. In addition, on August 31, 2011, Mr. Giuliani was granted 60,000 shares of restricted stock which will vest over a four year period.

Item 8.01    Other Events.

In a press release dated August 31, 2011, attached hereto as Exhibit 99.1, the Company provided an update relating to the activity under its stock repurchase program through August 31, 2011. In addition, on August 30, 2011, the Board increased the authorization of the Company's stock repurchase program to $100 million.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of business acquired.

It is impracticable for ValueClick currently to provide the required financial statements for Dotomi called for by Item 9.01(a). Pursuant to paragraph (a)(4) of Item 9.01 of Form 8-K, the financial statements of Dotomi required to be filed under paragraph (a) of Item 9.01 will be filed as soon as practicable, but no later than required by Item 9.01 of Form 8-K.

(b) Pro forma financial information.

It is impracticable for ValueClick currently to provide the required pro forma financial information with respect to the acquisition of Dotomi by ValueClick called for by Item 9.01(b). Pursuant to paragraphs (b)(2) and (a)(4) of Item 9.01 of Form 8-K, the pro forma financial statements required to be filed under paragraph (b) of Item 9.01 will be filed as soon as practicable, but no later than required by Item 9.01 of Form 8-K.

(d) Exhibits:

2.1
Agreement and Plan of Merger, dated as of August 1, 2011, by and among ValueClick, Inc., Dragon Subsidiary Corp., a wholly-owned subsidiary of ValueClick, Inc., Viper Subsidiary, LLC, a wholly-owned subsidiary of ValueClick, Inc., Dotomi, Inc., and David Vogel, solely in his capacity as Equityholder Agent*

99.1	Press Release dated August 31, 2011, issued by ValueClick, Inc. (filed herewith).

* Pursuant to Item 601(b) of Regulation S-K, certain of the exhibits and schedules to the Agreement and Plan of Merger have been omitted. Omitted exhibits include the Lock-up Agreement, Certificate of Merger, Form of Accredited Investor Questionnaire, Registration Rights Agreement, and the Form of Incentive Plan. Omitted schedules include customary disclosure schedules. Such exhibits and schedules will be supplementally provided to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueClick, Inc.

September 1, 2011	By:	/s/ John Pitstick

Name: John Pitstick
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of August 1, 2011, by and among ValueClick, Inc., Dragon Subsidiary Corp., a wholly-owned subsidiary of ValueClick, Inc., Viper Subsidiary, LLC, a wholly-owned subsidiary of ValueClick, Inc., Dotomi, Inc., and David Vogel, solely in his capacity as Equityholder Agent.

99.1	Press Release dated August 31, 2011 (filed herewith).